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EXHIBIT 11.1
COMPUTATION OF PER SHARE EARNINGS

                                                     YEAR ENDED
                                                      JUNE 30,
                                      ------------------------------------------
                                       1997              1996              1995
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                                       (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

Net income                            $3,100            $3,159            $  501
                                      ------            ------            ------

Weighted average number of common
  stock shares outstanding             7,053             4,570             3,968
Weighted average number of
  preferred stock shares
  outstanding                          1,478             2,602             2,934
Common stock equivalents from the
  issuance of options using the
  treasury stock method                  560               490               315
Cheap stock adjustment                   131               195               195
                                      ------            ------            ------
Shares used in computing net
  income per share                     9,222             7,857             7,412
                                      ------            ------            ------
Net income per share                  $ 0.34            $ 0.40            $ 0.07
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